CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel/ Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS RECORD SALES,

PRELIMINARY SELECTED FINANCIAL INFORMATION

FOR FOURTH QUARTER AND 2006 FISCAL YEAR

-Company to Host Investor Conference Call February 27-

Corona, CA – February 27, 2007 – Hansen Natural Corporation (NASDAQ:HANS) today reported record sales for the fourth quarter and year ended December 31, 2006.

Gross sales for the fourth quarter increased 51.0% to $171.5 million from $113.6 million a year earlier. Net sales for the fourth quarter increased 54.2% to $151.1 million from $98.0 million a year ago.

Gross sales for the year ended December 31, 2006 rose 67.5% to $696.0 million from $415.4 million a year earlier. Net sales for the year ended December 31, 2006 were up 73.5% to $605.4 million from $348.9 million a year earlier.

Gross profit as a percentage of net sales for the fourth quarter increased slightly to 53.1% from 53.0% for the fourth quarter last year. Gross profit as a percentage of net sales for the year ended December 31, 2006 amounted to 52.2%, compared with 52.3% a year ago.

Operating expenses, excluding stock based compensation, as a percentage of net sales for the fourth quarter increased to 22.8% from 22.6% for the comparable 2005 quarter. Operating expenses, excluding stock based compensation, as a percentage of net sales for the year ended December 31, 2006 decreased to 21.2% from 22.7% a year ago.

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On October 31, 2006, the Company announced that it had received a letter from the Securities and Exchange Commission (‘SEC’) requesting that it voluntarily produce certain documents and information relating to the filing of SEC Forms 4 and the Company’s stock option grant practices. On November 6, 2006, the Company announced that it had appointed a special committee to undertake a special investigation of certain option grants. The special committee has retained independent counsel to conduct the investigation, which is ongoing. Pending the conclusion of the investigation, the Company has determined to report only selected financial information for the fourth quarter and year ended December 31, 2006.

Rodney C. Sacks, chairman and chief executive officer, said the record revenues reflected continued strong sales of Monster Energy® brand energy drinks, as well as the expansion of distribution of Unbound® brand energy drinks and Rumba™ brand energy juice. “The energy category continued to show strong growth over the prior year, and the Monster Energy® brand continued to grow well in excess of the market. Monster continued to gain increased distribution during the quarter,” Sacks said. He also noted that the implementation of the off–premise distribution arrangements with selected Anheuser-Busch wholesalers was progressing well. Sacks added that the Company is planning to implement its on-premise distribution agreement with Anheuser-Busch Inc. as soon as possible, and is proceeding with the implementation of the distribution agreement concluded by the Company with PepsiCo Canada.

The increase in net sales for the 2006 fourth quarter was also attributable, to a lesser extent, to increases in sales by volume, primarily of teas, lemonades and juice cocktails and Junior Juice® children’s juices. The increase in net sales was partially offset by lower sales by volume of Hansen’s® energy drinks and apple and juice blends.

Cash, cash equivalents and short-term investments increased from $73.5 million at December 31, 2006 to $133.5 million, after the purchase of 1 million shares of the Company’s common stock at an average price of $27.70 per share in the third quarter.

Inventories were increased to meet forecasted demand.

In light of the investigation regarding stock option grants, the Company is not in a position to complete the preparation of the financial statements and certain related information required to be included in Form 10-K for the fiscal year ended December 31, 2006. Accordingly, the Company intends to file its Form 10-Q for the third quarter 2006 and Form 10-K for the fiscal year ended December 31, 2006 as soon as practicable after the completion of the investigation by the special committee.

The Company will host an investor conference call on February 27, 2007 at 10:30 a.m. Pacific Time (1:30 p.m. Eastern Time). The conference call will be open to all interested

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investors through a live audio web broadcast via the internet at www.hansens.com and www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

Based in Corona, California, Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™, Unbound® Energy and Ace™ Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. For more information visit www.hansens.com and www.monsterenergy.com.

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with generally accepted accounting principles in the United States (" GAAP"), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements.

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HANSEN NATURAL CORPORATION AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED SELECTED FINANCIAL INFORMATION (Note 1)

For the Three Months Ended and Years Ended December 31, 2006 and 2005

(In Thousands)(Unaudited)

(Not presented in accordance with generally accepted accounting principles)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

GROSS SALES*	$171,484	$113,571	$695,911	$415,417

LESS: Promotional and other allowances**	20,400	15,561	90,547	66,531

NET SALES	151,084	98,010	605,364	348,886

COST OF SALES	70,922	46,067	289,180	166,343

GROSS PROFIT	80,162	51,943	316,184	182,543

OPERATING EXPENSES:
Selling and distribution	24,606	14,635	95,297	50,755
General and administrative, less stock based compensation	9,807	7,519	33,254	28,345
Stock based compensation (Note 1)	1,883	-	7,367	-
Total operating expenses (Note 1)	36,296	22,154	135,918	79,100

INTEREST ON INVESTMENTS	1,039	656	3,660	1,351

Note 1 – Stock based compensation expense for three months and year ended December 31, 2006 and for prior periods could be subject to significant adjustments as a result of the Company’s internal investigation of stock option grants, which is currently ongoing. Consequently, the Company cannot, at this time, reasonably estimate the amount of any such change, the resulting tax and accounting impact, or which periods may require restatement, if any.

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

**Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of the marketing activities of the Company.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

PRELIMINARY CONDENSED CONSOLIDATED SELECTED FINANCIAL INFORMATION (Note 1)

As of December 31, 2006 and 2005

(In Thousands)(Unaudited)

(Not presented in accordance with generally accepted accounting principles)

	December 31,	December 31,
	2006	2005
SELECTED ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,805	$61,654
Restricted cash	3,324	-
Short-term investments	101,667	11,861
Accounts receivable, net	54,617	28,752
Inventories	77,013	31,400

PROPERTY AND EQUIPMENT, net	5,565	3,743

INTANGIBLE AND OTHER ASSETS:
Trademarks, net	21,202	19,103

SELECTED LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$34,362	$26,614
Accrued compensation	4,378	3,346
Amounts payable - Distributors	3,324	-
Current portion of long-term debt	299	515

LONG-TERM DEBT, less current portion	4	10

Note 1 – Stock based compensation expense for three months and year ended December 31, 2006 and for prior periods could be subject to significant adjustments as a result of the Company’s internal investigation of stock option grants, which is currently ongoing. Consequently, the Company cannot, at this time, reasonably estimate the amount of any such change, the resulting tax and accounting impact, or which periods may require restatement, if any.